Exhibit 10

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 10 to the registration statement on Form N-4 (File No. 333-32840) (the “Registration Statement”) of our report dated March 26, 2004, relating to the consolidated financial statements of Kemper Investors Life Insurance Company, and of our report dated March 4, 2004, relating to the financial statements of KILICO Variable Annuity Separate Account, both of which appear in Post-Effective Amendment No. 9 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in the prospectus and statement of additional information incorporated by reference into this Post-Effective Amendment No. 10 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Seattle, Washington

February 8, 2005